Exhibit 10.1
VERITIV CORPORATION
EXECUTIVE SEVERANCE PLAN
As Amended and Restated Effective September 30, 2020
and as Further Amended Effective February 22, 2022

    1.    Establishment; Purpose.
(a)    Establishment, Restatement and Amendment. Veritiv Corporation (the “Company”) established this Veritiv Corporation Executive Severance Plan (the “Plan”), as set forth in this document, effective as of March 4, 2015 (the “Original Effective Date”). The Plan was amended and restated, effective as of September 30, 2020 (the “Restatement Date”) and is hereby further amended effective as of February 23, 2022 (the “Second Amendment Date”). The Plan, as previously amended and restated and hereby further amended, shall apply to each Participant who incurs a Qualified Termination on or after the Second Amendment Date. The benefits of Participants who incurred a Qualified Termination prior to the Second Amendment Date shall be governed by the terms of the Plan as in effect immediately prior to the Second Amendment Date.
(b)    Purpose. The Plan is designed to provide for financial protection to certain key executives of the Company and its Affiliates in the event of unexpected job loss (whether before or in connection with a Change in Control of the Company), in order to encourage the continued attention of participants who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management.
    2.    Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.
“Affiliate” means any entity controlled by, controlling, or under common control with, the Company, where “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.
“AIP” means the Company’s Annual Incentive Plan, or any successor annual cash incentive bonus plan.
“Annual Base Salary” means the Participant’s annual rate of base salary in effect as of the Date of Termination.
“Board” means the Board of Directors of the Company, as constituted at any time.
“Cause” means:
(a)     the Participant’s willful and material misconduct or gross negligence in the performance of the Participant’s duties to the Company which is demonstrably and materially injurious to the Company or the Participant’s willful performance of any material act of fraud, malfeasance or misappropriation of the Company’s property which is demonstrably and materially injurious to the Company;
(b)     For the CEO Participant, the CEO Participant’s willful and repeated material failure to substantially perform the Participant’s duties to the Company or to follow the lawful directives of the Board (other than as a result of death or Disability), and for any other Participant, such Participant’s willful and repeated material failure to substantially perform the Participant’s duties to the Company or to follow the lawful directives of the Chief Executive Officer or other officer to whom the Participant reports (other than as a result of death or Disability);
(c)     the Participant’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; or
(d)     the Participant’s willful performance of any material act of theft or embezzlement.

For purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that the Participant’s actions or omissions were in the best interests of the Company.

Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until (x) a written demand is delivered to the Participant by the Company which demand specifically identifies, in good faith, the basis of its determination that “Cause” exists and facts then known to the Company that support its determination; (y) with respect to subparagraphs (a) and (b), the Participant is provided at least thirty (30) days following receipt of such written notice to fully correct in all material respects the circumstances or conduct giving rise to the Company’s determination that “Cause” exists, and (z) there shall have been delivered to the Participant, following the Participant’s failure to cure (to the extent applicable), a written notice, stating that in the good faith opinion of the Company’s Chief Executive Officer the Participant was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

“CEO Participant” means the Company’s Chief Executive Officer or person acting as such on an interim basis.
“Change in Control” shall mean the first to occur of any of the following events:
(a)     the acquisition, directly or indirectly, by any person (which, for purposes of this definition, shall include a “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended)) of beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its Affiliates or any employee benefit plan of the Company or any of its Affiliates;
(b)     the merger, consolidation or other similar transaction involving the Company, as a result of which persons who were holders of voting securities of the Company immediately prior to such merger, consolidation, or other similar transaction do not immediately thereafter beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;
(c)     within any 24-month period, the Incumbent Directors shall cease to constitute at least a majority of the Board;
(d)     the approval by the Company’s shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Affiliate or a liquidation as a result of which persons who were holders of voting securities of the Company immediately prior to such liquidation own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or
(e)     the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company;
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such filing or proceeding.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation and Leadership Development Committee of the Board, or its delegate.
“Company” means Veritiv Corporation and any successor to its business or assets, by operation of law or otherwise.
“Date of Termination” means: (i) if the Participant’s employment is terminated by the Company for Cause or due to Disability, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 calendar days after such notice, as the case may be; (ii) if the Participant’s employment is terminated by the Company other than for Cause or Disability, or if the Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; or (iii) if the Participant’s employment is terminated by reason of death, the date of death of Participant.
“Disability” means “disability” as such term is defined in the long-term disability insurance plan or program of the Company or any Affiliate then covering the Participant; provided that in the case of any Participant who, as of the date of determination, is a party to an employment agreement with the Company or any Affiliate of the Company that employs such individual (including, without limitation, an offer letter), “Disability” shall have the meaning, if any, specified in such agreement.
“Employee” means a full-time salaried employee of the Company or an Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Good Reason” means the occurrence of any of the following events, without the express written consent of the Participant, unless such events are fully corrected in all material respects by the Company within 30 calendar days following written notification by the Participant to the Company of the occurrence of one of the reasons set forth below:
(a)    For the CEO Participant, a material diminution in the Participant’s authority, duties or responsibilities, and for any other Participant, within the time period referenced in Section 4(a)(ii)(B) relating to a change in control, a material diminution in Participant’s authority, duties or responsibilities;

(b)    For the CEO Participant, a diminution in the Participant’s Annual Base Salary or Target Annual Incentive percentage of base salary, or failure to pay any material compensation or benefits due to the participant, and for any other Participant, a material diminution in the Participant’s Annual Base Salary or Target Annual Incentive percentage of base salary, or failure to pay any material compensation or benefits due to the participant;
(c)    a relocation of the Participant’s primary work location by more than 50 miles from the Participant’s office location immediately prior to such relocation and no nearer Participant’s residence at such time; or
(d)    any material failure by the Company to satisfy any of its obligations under any applicable employment agreement or offer letter with the Participant.
A Participant must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and must actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Participant.
“Incumbent Directors” means individuals who, on the Original Effective Date, constitute the Board; provided that any individual becoming a Director subsequent to the Original Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected as a director of the Company as a result of an actual or threatened election contest or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice).
“Other Benefits” has the meaning given to that term in Section 4(a)(vii) hereof.
“Participant” means a CEO Participant, a Tier 1 Participant, or an Employee who is designated as a Tier 2 Participant by the Committee and who meets the eligibility requirements of Section 3(a) hereof, until such time as the Participant’s participation ceases in accordance with Section 3(b) hereof.
“Qualified Termination” means any termination of a Participant’s employment: (i) by the Company other than for Cause, Disability or death; or (ii) by a CEO Participant or a Tier 1 Participant for Good Reason.
“Release” has the meaning given to that term in Section 5 hereof.
“Section 409A” has the meaning give to that term in Section 21(a) hereof.
“Target Annual Incentive” means a Participant’s target bonus opportunity under the AIP for the fiscal year in which the Participant’s Qualified Termination occurs.

“Tier A Participant” means those Tier 1 Participants serving in their capacities as such as of the Original Effective Date, and the CEO Participant.
“Tier 1 Participant” means, except as otherwise provided in Section 3 hereof, an Employee of the Company serving in a position of Senior Vice President, or a more senior position, in either case with a direct reporting relationship to the Chief Executive Officer of the Company, other than the CEO Participant.
“Tier 2 Participant” means a Participant other than a Tier 1 Participant.
3.     Participation.
(a)    Designation of Participants. Eligibility to participate in the Plan shall be limited to the CEO Participant, the Tier 1 Participants, and other key Employees of the Company and its Affiliates who are designated as Tier 2 Participants by the Committee, in its sole discretion. The Committee shall limit the class of persons designated as Tier 2 Participants in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly designating Tier 2 Participants for Plan participation, the Committee may establish eligibility criteria (consistent with the provisions of this Section 3(a)) providing for participation of one or more Tier 2 Participants who satisfy such criteria. Notwithstanding the foregoing, an Employee who is a party to an employment agreement or offer letter with the Company or an Affiliate that provides for severance benefits shall not be eligible to participate in this Plan, unless such Employee is designated as a Participant by the Committee and such Employee executes any and all documentation as required by the Company to waive all rights to severance benefits under such employment agreement or offer letter.
    (b)    Duration of Participation. A Participant shall cease to be a Participant in this Plan if: (i) the Participant ceases to be employed by the Company or an Affiliate, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) of this Plan; or (ii) the Committee removes the Employee as a Participant by notice to the Employee in accordance with Section 16 hereof. Further, participation in this Plan is subject to the unilateral right of the Committee to terminate or amend the Plan in whole or in part as provided in Section 17 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan, including Sections 5 and 7.
    (c)     No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or an Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).
    4.     Severance Benefits.
(a)     Qualified Termination. Subject to compliance with Sections 5 and 7 hereof, in the event that a Participant incurs a Qualified Termination, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(a):
        (i)    Accrued Benefits. The Company shall pay or provide to the Participant the sum of: (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) any incentive bonus earned but unpaid under the AIP with respect to the fiscal year ending on or preceding the Date of Termination; (C) any accrued but unused vacation time in accordance with Company policy; and (D) reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Company policy (the sum of the amounts described in clauses (A) through (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 60 calendar days after the Date of Termination or such earlier date as may be required by the applicable Company plan or policy or by applicable law.
        (ii)    Severance Payments.
(A)    Termination not in Connection with Change in Control. Subject to Section 5 hereof, if the Participant’s Qualified Termination occurs prior to a Change in Control and not under the circumstances described in Section 4(a)(ii)(B) below, the Company shall make severance payments to the Participant, in installments over the applicable period in accordance with the Company’s regular payroll practices in effect at the Date of Termination, as follows:
I.    CEO Participant. If the Participant is a CEO Participant, the Company shall continue to pay to the Participant his or her Annual Base Salary for the twenty-four (24) month period commencing on the Date of Termination.
II.    Tier 1 Participants. If the Participant is a Tier 1 Participant, the Company shall continue to pay to the Participant his or her Annual Base Salary for the eighteen (18) month period commencing on the Date of Termination.
    III.    Tier 2 Participants. If the Participant is a Tier 2 Participant, the Company shall continue to pay to the Participant his or her Annual Base Salary for the twelve (12) month period commencing on the Date of Termination.
(B) Termination in Connection with Change in Control. Subject to Section 5 and to Section 21(a) hereof, if the Participant’s Qualified Termination occurs within two (2) years after a Change in Control, or within six (6) months prior to a Change in Control and the Participant can demonstrate that his or her Qualified Termination occurred at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, the Company shall make a severance payment to the Participant as follows:
I.    CEO Participant. If the Participant is a CEO Participant, the Company shall make a single lump sum payment to the Participant equal to two (2) times the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Target Annual Incentive.
II.    Tier 1 Participants. If the Participant is a Tier 1 Participant, the Company shall make a single lump sum payment to the Participant equal to two (2) times the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Target Annual Incentive.
III.    Tier 2 Participants. If the Participant is a Tier 2 Participant, the Company shall make a single lump sum payment to the Participant equal to the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Target Annual Incentive.

(C) Severance Payment Date. Any severance payable pursuant to this Section 4(a)(ii) will be paid or commence to be paid, as applicable, on the first payroll date following the sixtieth (60th) day following the Date of Termination, provided however that the Release has become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Date of Termination, and further provided that any installment payment that would have been made in such sixty (60) day period shall be made on a “catch up” basis on such first payroll date following the sixtieth (60th) day following the Date of Termination. In the event that (i) a Participant who has incurred a Qualified Termination commences receipt of severance in accordance with Section 4(a)(ii)(A); (ii) a Change in Control occurs within six (6) months following the applicable Date of Termination; and (iii) the Participant demonstrates that his or her Qualified Termination occurred at the request of a third party who had taken steps reasonably calculated to effect such Change in Control, then payment of severance pursuant to Section 4(a)(ii)(A) shall cease, and such Participant shall be entitled to receive, within thirty (30) days following the Change in Control, a lump sum in the amount set forth in Section 4(a)(ii)(B)(I), (II) or (III), as applicable, less the aggregate severance amounts paid to the Participant pursuant to Section 4(a)(ii)(A) through the date of the Change in Control.
(iii)    Pro-Rated Annual Incentive Bonus.
(A)Termination not in Connection with Change in Control. Subject to Section 5 hereof, if the Participant’s Qualified Termination occurs prior to a Change in Control and not under the circumstances described in Section 4(a)(ii)(B) above, and further provided that the Participant’s Qualified Termination occurs after June 30 of the fiscal year in which the Participant’s Qualified Termination occurs, the Company shall pay to the Participant a pro-rata portion of the Participant’s annual incentive bonus under the AIP for such fiscal year based on the actual results for such year. Such pro-rata bonus payout will be determined by multiplying the amount of the bonus which would be due for the full fiscal year as determined in accordance with the immediately preceding sentence by a fraction, the numerator of which is the number of days during the fiscal year of the Qualified Termination that the Participant is employed by the Company and the denominator of which is 365. Any pro-rated annual incentive bonus payable pursuant to this Section 4(a)(iii)(A) shall be paid at the same time that bonuses for such year are paid to other senior executives of the Company under the AIP, and in lieu of (and not in duplication of) any amount otherwise payable to the Participant under the AIP for such fiscal year.
(B)Termination in Connection with Change in Control. Subject to Section 5 hereof, if the Participant’s Qualified Termination occurs under the circumstances described in Section 4(a)(ii)(B) above, the Company shall pay to the Participant a pro-rata portion of the Participant’s Target Annual Incentive for the fiscal year in which the Participant’s Qualified Termination occurs. Such pro-rata bonus payout will be determined by multiplying the Participant’s Target Annual Incentive by a fraction, the numerator of which is the number of days during the fiscal year of the Qualified Termination that the Participant is employed by the Company and the denominator of which is 365. The pro-rated Target Annual Incentive payable pursuant to this Section 4(a)(iii)(B) shall be paid in a single lump sum at the same time and in the same manner as the severance payments made pursuant to Section 4(a)(ii)(C), and in lieu of (and not in duplication of) any amount otherwise payable to the Participant under the AIP for such fiscal year.

(iv)    Welfare Benefits. Subject to Section 5 hereof and the Participant’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Participant and his or her eligible dependents, and the Participant’s continued copayment of premiums associated with such coverage, the Company shall reimburse the Participant, on a monthly basis, for (or pay on Participant’s behalf) the portion of the costs of continued health benefits for the Participant and the Participant’s covered dependents equal to the amount that the Company was paying immediately prior to such Qualified Termination, with such reimbursement to continue for the Welfare Benefit Period (as defined below); provided that the Participant is eligible and remains eligible for COBRA coverage. The Company may modify its obligation under this Section 4(a)(iv) to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended. For purposes of this Section 4(a)(iv) the “Welfare Benefit Period” means: (A) if the Participant is a CEO Participant, the twenty-four (24) month period following the Participant’s Qualified Termination, or until such earlier date on which COBRA coverage for the Participant and his or her covered dependents terminates in accordance with COBRA; (B) if the Participant is a Tier 1 Participant, the eighteen (18) month period following the Participant’s Qualified Termination, or until such earlier date on which COBRA coverage for the Participant and his or her covered dependents terminates in accordance with COBRA; or (C) if the Participant is a Tier 2 Participant, the twelve (12) month period following the Participant’s Qualified Termination, or until such earlier date on which COBRA coverage for the Participant and his or her covered dependents terminates in accordance with COBRA.
(v)    Outplacement. Subject to Section 5 hereof, the Company shall, at its sole expense as incurred, provide the Participant with outplacement services from a recognized outplacement service provider selected by the Company; provided that (i) the cost to the Company shall not exceed the amount established by the Committee from time to time, and (ii) in no event shall the outplacement services be provided more than six (6) months after the Participant’s Qualified Termination.
(vi)    Accelerated Vesting of Equity-Based Awards. To the extent not otherwise provided for in a Company incentive plan or award agreement and subject to Section 5 hereof, in the event of a Qualified Termination of a Tier A Participant, any unvested equity or equity-based award owned by the participant shall vest on a pro-rata basis through the Participant’s Date of Termination. To the extent that, prior to such Participant’s Qualified Termination, the vesting of an equity or equity-based award is otherwise conditioned on the achievement of one or more performance goals, the pro-rated amount of any such award that becomes vested under this Section 4(a)(vi) will be based on actual results, as determined after the end of the applicable performance period.
(vii)    Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.
(b)    Other Terminations. If a Participant’s employment is terminated for Cause or as a result of the Participant’s Disability or death, or if the Participant voluntarily terminates his or her employment for any reason, then the Company shall pay or provide to the Participant the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.
(c)     Notice of Termination. Any termination by the Company for Cause, or by Participant for Good Reason, shall be communicated by Notice of Termination to the Participant in accordance with Section 16. The failure by the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Participant hereunder or preclude the Company or the Participant from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.
(d)    Resignation from All Positions. Notwithstanding any other provision of this Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Company and its Affiliates. As a condition of receiving any severance benefits under this Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.
5.    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Section 4(a)(ii), (iii), (iv), (v) or (vi) hereof unless: (a) the Participant first executes and delivers to the Company within 45 calendar days after the Date of Termination a fully executed general release of claims substantially in the form attached hereto as Appendix A, with such changes as the Company may determine to be required or reasonably advisable in order to make such agreement and release enforceable and otherwise compliant with applicable law (the “Release”); (b) the Participant does not timely revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following the Date of Termination.
6.    No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
7.    Restrictive Covenants. The Company’s payment obligations and a Participant’s right, if any, to severance benefits under Section 4(a) hereof shall immediately cease in the event the Committee determines, in its sole discretion, that the Participant has engaged, or has threatened to engage, in any of the following activities: (i) an activity of competition, as specified in any covenant not to compete set forth in any agreement between the Participant and the Company or an Affiliate, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity; (ii) an activity of solicitation (including solicitation of employees and customers of the Company or an Affiliate), as specified in any covenant not to solicit set forth in any agreement between the Participant and the Company or an Affiliate, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity; (iii) the disclosure or use of confidential information in violation of any covenant not to disclose set forth in any agreement between the Participant and the Company or an Affiliate; (iv) the violation of any development and inventions, ownership of works, or similar provision set forth in any agreement between the Participant and the Company or an Affiliate; (v) the failure to return any property or information of the Company or an Affiliate, as required by the Company’s policies; or (vii) an activity that the Committee determines entitles the Company to seek recovery from the Participant under any compensation recoupment or clawback policy maintained by the Company as in effect on the Date of

Termination. Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.
8.    Effect on Other Plans, Agreements and Benefits.
(a)    Relation to Other Benefits. Unless otherwise provided herein, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates. Further, the Participant’s voluntary termination of employment, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or its Affiliates, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, its Affiliates or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even it is also a “retirement” for purposes of any such plan. Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company and its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).
(b)    Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a), and except as specifically provided below, any severance benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company or its Affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, long-term transition incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in this Plan, each Participant who is a party to an employment agreement or offer letter with the Company or an Affiliate that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under this Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company or an Affiliate. In addition, while Participants shall not be entitled to receive severance payments under both Sections 4(a)(ii)(A) and 4(a)(ii)(B) for the same Qualified Termination, in the event a Participant’s Qualified Termination occurs within the time period specified in Section 4(a)(ii)(B), such Participant shall be entitled to the higher severance payments provided for in Section 4(a)(ii)(B).
9.    Certain Tax Matters. In the event it shall be determined that any payment or distribution by the Company or any of its Affiliates to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to Section 4(a)(ii) of this Plan, then to the payments made pursuant to Section 4(a)(iii) of this Plan, then to the payments made pursuant to Section 4(a)(v) of this Plan, then to the benefits provided pursuant to Section 4(a)(iv) of this Plan, and then to any other payment that triggers such Excise Tax in the following order: (i)

reduction of cash payments, (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and (iv) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by the Company’s then current independent auditors, or such other nationally recognized accounting or valuation firm selected by the Committee prior to the relevant Change in Control.
10.    Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular Employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to one or more officers of the Company. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. The Committee’s determination of the rights of any person hereunder shall be final and binding on all persons.
11.    Claims for Benefits.
(a)     Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Committee.
(b)     Review of a Claim. The Committee shall, within 90 calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.
(c)    Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Committee within 60 calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 11(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.
(d)    Review of a Claim on Appeal. Within 60 calendar days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 calendar days after such receipt), the Committee shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.
(e)    Legal Fees and Expenses. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Company shall pay or reimburse (within 30 days following the Company’s receipt of an invoice from the Participant) the Participant’s reasonable legal fees and expenses (including without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred by the Participant in connection with or as a result of any such legal action. Notwithstanding the foregoing, if the Participant does not prevail (after exhaustion of all available judicial remedies) in respect of at least one claim by the Participant or by the Company hereunder, then no further reimbursement for legal fees and expenses shall be due to the Participant in respect of such claim and the Participant shall refund any amounts previously reimbursed hereunder with respect to such legal action.
12.    Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.
    13.    Successors.
    (a)    Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
    (b)    Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.
    14.    Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

    15.    Withholding. The Company and its Affiliates may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Company and its Affiliates are required to withhold pursuant to any law or government regulation or ruling.
    16.    Notices. Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, GA 30328, Attention: General Counsel. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.

    17.    Amendments; Termination. The Committee expressly reserves the unilateral right, at any time and from time to time after providing twelve (12) months’ prior written notice to the impacted Participant or Participants, without the consent of the impacted Participant or Participants, to amend or terminate the Plan in whole or in part, including without limitation to remove individuals as Participants or to modify or eliminate all or any benefits under Section 4 hereof; provided that (a) no such action shall impair the rights of a Participant who previously has incurred a Qualified Termination unless such amendment, modification, removal or termination is agreed to in a writing signed by the Participant and the Company, (b) no such action shall impair the rights of a Tier A Participant on or before June 30, 2019, unless such amendment, modification, removal or termination is agreed to in a writing signed by the Tier A Participant and the Company, (c) no such action shall impair the rights of the CEO Participant, unless such amendment, modification, removal or termination is agreed to in a writing signed by the CEO Participant and the Company, and (d) the Plan may not be terminated or amended within six (6) months before or two (2) years after a Change in Control in any manner that would adversely affect the benefits to be provided to any Participant under the Plan.
    18.    Governing Law. This Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.
    19.    Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
    20.    Headings. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
    21.    Section 409A.
(a)    In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. Each installment of any taxable benefits or payments provided under this Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in this Plan to the contrary and to the extent required to comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the Date of Termination. Notwithstanding any provision of this Plan to the contrary, but only to the extent required to comply with Section 409A, any severance payable pursuant to Section 4(a)(ii)(B) of this Agreement shall be paid (i) in a lump sum if the Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), or (ii) in installments over the applicable 24-month (CEO Participant and Tier 1 Participants) or 12-month (Tier 2 Participants) period if the Change in Control does not constitute a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(b)    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
[END OF DOCUMENT]

APPENDIX A
GENERAL RELEASE

This General Release (this “Release”) is entered into by and between ____________________________ (“Executive”) and Veritiv Corporation (the “Company”) as of the ____ day of _____________ 20__.
1.    Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of __________________________, 20__. As used in this Release, the term “affiliate” will mean any entity controlled by, controlling, or under common control with, the Company.
2.    Resignation from All Positions. Effective as of the date of my termination of employment, I hereby resign from all officer and director positions that I may hold with the Company and its affiliates.
3.    Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company will provide Executive with the benefits set forth in Section 4(a) of the Veritiv Corporation Executive Severance Plan (the “Severance Plan”), upon the terms, and subject to the conditions, of the Severance Plan.
4.    No Admission of Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.
5.    Claims Released by Executive. In consideration of the payments and benefits set forth in Section 4(a) of the Severance Plan, Executive for himself/herself, his/her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Veritiv Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Veritiv Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation: (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Veritiv Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, or any
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other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Veritiv Group or the separation of Executive’s employment with the Veritiv Group.
Without limiting the foregoing paragraph, Executive represents that he/she understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Veritiv Group as of the date he/she signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he/she signs this Release, he/she may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626, and he/she voluntarily relinquishes any such rights or claims by signing this Release.
Notwithstanding the foregoing provisions of this Section 5, nothing herein will release the Veritiv Group from (i) any obligation under the Severance Plan, including without limitation Section 4(a) of the Severance Plan; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he/she may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.
6.    Representations. Executive acknowledges and represents that, as an employee of the Company and its affiliates, he/she has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of the benefits under Section 3 of this Release is his/her truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Business Conduct and Ethics, policies and procedures, and with all laws and standards governing the Company’s business. Executive’s truthful and complete representation, based on his/her thorough search of his/her knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him/her to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.
7.    Bar. Executive acknowledges and agrees that if he/she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees (with the exception of the filing of charges of discrimination contemplated by Section 5 of this Release) with respect to any cause, matter or thing which is the subject of the release under Section 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 4 of the Severance Plan.
8.    Nondisparagement. For a period of [24] [18] [12] months Executive agrees not to disparage the Company or its officers, directors, employees, shareholders, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company may seek appropriate equitable relief or bring a damages claim (based upon provable injury) to enforce the provisions of this Section 8.
9.    Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.
10.    Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he/she has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he/she was given a period of [21] [45] calendar days within which to consider and execute this Release, and to the extent that he/she executes this Release before the expiration of the [21] [45] calendar day period, he/she does so knowingly and voluntarily and only after consulting his/her attorney. Executive acknowledges and agrees that the promises made by the Veritiv Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.
11.    Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 16 of the Severance Plan. This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he/she revokes this Release, it will be null and void in its entirety, and he/she will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 3 of the Release.
12.    Miscellaneous. This Release, together with the Severance Plan and any agreements concerning restrictive covenants referenced in Section 7 of the Severance Plan, represents the final and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Veritiv Group to carry out the provisions of this Release.
13.    Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.
    IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.
VERITIV CORPORATION
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By:______________________________
Its:______________________________

EXECUTIVE
________________________________